Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
425-453-9400

ESTERLINE REPORTS THIRD QUARTER 2014 RESULTS ON TRACK;

GAAP EPS OF $1.19 / ADJUSTED EPS OF $1.38 ON $531.1 MILLION SALES

Highlights:

•	Fiscal 3Q sales up 11.1% over prior year; 9.0% organic growth

•	Share repurchase plan initiated

•	Plan announced to divest business units to better focus operating portfolio

BELLEVUE, Wash., September 4, 2014 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace and defense markets, today reported fiscal 2014 third quarter (ended August 1, 2014) earnings from continuing operations of $38.9 million, or $1.19 per diluted share, on sales of $531.1 million. Excluding charges associated with the company’s previously announced integration activities and incremental compliance costs, adjusted earnings from continuing operations in the quarter were $44.9 million, or $1.38 per diluted share.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We posted solid results while making significant progress on our integration activities during the quarter.” Reusser added that, “…our outlook for the full year remains consistent with our previous expectations. Teams are continuing to execute well and capture opportunities for the future while pushing forward on our strategic integration process.”

Reusser noted that “…a key focus of the strategic plan is tighter alignment and integration of Esterline’s businesses. After a thorough evaluation of all operations, subsequent to the quarter’s close, we decided to move forward with the proposed divestiture of three business units: Eclipse

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Electronic Systems, Pacific Aerospace & Electronics, and Wallop Defence Systems, as well as a small distribution operation.” Reusser said that while all of the operations are good businesses in their own right, “…we were not able to build around them, and we believe each will benefit from a closer strategic alignment with a different owner.”

Beginning in the fourth fiscal quarter of 2014, the above businesses will be reported as discontinued operations. At that time, based on the allocation of goodwill, the company expects to record a non-cash, after-tax write-down on discontinued operations of between $55 million and $75 million.

Reusser said that for the full year, excluding integration costs and specific incremental compliance program expenses, “…our guidance remains unchanged at $5.40 to $5.70 per share. However, excluding these discontinued operations, our full-year adjusted earnings from continuing operations are now expected to be within a range of $5.70 to $6.00 per diluted share.”

Integration and Compliance Activities

During the third fiscal quarter, the company continued its progress on previously announced integration plans. These activities include improved cost efficiency through the consolidation of certain facilities and shared support services in sales, general and administrative functions. During the quarter, the company incurred integration and incremental compliance costs of $7.7 million, of which $3.4 million was reported as restructuring charges on the company’s income statement, $2.3 million was listed in selling, general, and administrative (SG&A) expense, and $2.0 million was reflected in consolidated gross margin. The company continues to expect total integration costs related to the announced initiatives to approximate $40 million. Anticipated expenditures of $5 million to $10 million in the fourth quarter of fiscal 2014 will result in a full-year expense range of $20 million to $25 million, the balance occurring in fiscal 2015. The company also continues to expect these activities to create savings in excess of $15 million annually starting in fiscal 2016.

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Consolidated Results of Operations

In the third fiscal quarter of 2014, sales increased 11.1% – 9.0% organically – to $531.1 million, compared with $478.1 million in the prior-year period. This reflects growth in all three operating segments. The Sunbank acquisition, which was completed in December of 2013 and is reported within the Sensors & Systems segment, generated sales of approximately $10 million in revenue during the quarter.

GAAP earnings from continuing operations in the third fiscal quarter of 2014 were $38.9 million, or $1.19 per diluted share, compared with prior-year-period results of $39.2 million, or $1.23 per diluted share. Third quarter 2013 GAAP results reflected an unusually low tax rate due to the recognition of $8.7 million of discrete tax benefits, principally the release of income tax reserves related to the expiration of applicable statutes of limitations, and a reduction in the U.K. statutory income tax rate. The effect of this unusual tax rate was $0.27 per diluted share.

Adjusted earnings from continuing operations in the third fiscal quarter of 2014 were $44.9 million, or $1.38 per diluted share, excluding charges related to the company’s integration and incremental compliance activities. This compares with $52.7 million, or $1.65 per diluted share, in the prior year, which was adjusted for a $10 million charge related to a DDTC matter and a $3.5 million goodwill impairment charge, for an aggregate impact of $0.42 per diluted share in that period. Virtually all of the year-over-year difference in earnings per share is due to the $8.7 million of discrete tax benefits recorded in last year’s third quarter.

For the first nine months of fiscal 2014, the company reported earnings from continuing operations of $106.2 million, or $3.28 per diluted share, compared with results in the prior-year period of $99.8 million, or $3.15 per diluted share. Net earnings for the first nine months of fiscal 2014 were $105.9 million, or $3.27 per diluted share, compared with $98.9 million, or $3.12 per diluted share, in the prior-year period. Net sales in the first nine months of fiscal 2014 were $1.57 billion compared with $1.44 billion in the first nine months of fiscal 2013. The first nine months of fiscal 2014 included an extra week in the first quarter.

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Gross margin in the third quarter of fiscal 2014 was 34.4%, compared with 37.4% in the prior year. The year-over-year decrease in gross margin was primarily related to impacts in the third quarter of fiscal 2014, including $2.0 million recorded in restructuring charges, a lower mix of high-margin aftermarket products, and sales mix and yield impacts on countermeasure flare products.

Third fiscal quarter SG&A expense as a percent of sales was 17.9%, or $95.3 million, in 2014, an improvement of 340 basis points from the prior-year level of 21.3%. The year-over-year decrease in SG&A reflected a $10 million compliance charge in the prior-year period and improved leverage on higher sales volume in the 2014 third quarter. Reusser noted, “We also are beginning to see some benefit from integration activities completed early in the year.”

Research, development and engineering (R&D) spending in the third quarter of fiscal 2014 was $25.1 million, or 4.7% of sales, compared with $24.1 million, or 5.0% of sales, in the year-ago period. The company expects R&D to remain around 5% of sales for the full year.

The company’s income tax rate in the third fiscal quarter of 2014 was 22.7% compared with 2.8% for the prior-year period. The prior-year period included $8.7 million of discrete tax benefits principally related to the release of tax reserves and a reduction in the U.K. corporate tax rate.

Cash flow from operations was $134.7 million through the first nine months of fiscal 2014, or 127% of net income. Reusser said, “This strong cash flow gives us confidence in our ability to fund our future growth while returning cash to shareholders.” Commenting on the company’s recently initiated share repurchase program, he said, “…the plan is designed to work in concert with our integration activities to enhance our return on invested capital.” During the quarter, the company repurchased 45,979 shares for $5.2 million.

New orders in the third fiscal quarter of 2014 increased 15.4% to $534.4 million over the prior year. New orders for the first nine months of fiscal 2014 were $1.6 billion compared with $1.4 billion for the same period last year. Total backlog at August 1, 2014, was $1.30 billion compared with $1.31 billion at the end of the third fiscal quarter of 2013. The decrease in order backlog primarily reflects the gradual runoff of large, long-term avionics orders booked in fiscal 2012. This was partially offset by higher order rates during the third quarter of fiscal 2014.

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Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-713-8563; outside the U.S., use 617-597-5311. The pass code for the call is: 49595697.

Non-GAAP Financial Information

This press release includes non-GAAP financial measures – adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share – that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline plus the costs associated with certain integration activities – including restructuring charges – and incremental compliance costs incurred in each period presented. The prior-year period was adjusted for the $10 million charge related to the DDTC matter and the $3.5 million goodwill impairment charge. Adjusted earnings from continuing operations per diluted share divide each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for each period presented.

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In accordance with the SEC’s requirement, below is the reconciliation of the non-GAAP measures to the comparable GAAP financial measures.

Reconciliation of Non-GAAP Financial Measures

In thousands, except per share amounts

	Three Months Ended August 1, 2014		Nine Months Ended August 1, 2014
		Per Diluted Share		Per Diluted Share
Earnings From Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$38,908	$1.19	$106,233	$3.28
Restructuring Costs, Net of Tax Benefit of $1,224 and $2,950	4,168	.13	11,367	.35
Compliance Costs, Net of Tax Benefit of $523 and $1,428	1,787	.06	5,510	.17

Adjusted Earnings From Continuing Operations (Non-GAAP), Net of Tax	$44,863	$1.38	$123,110	$3.80

The company provides non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures, because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Safe Harbor Disclosure

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Nine Months Ended
	Aug 1, 2014	Jul 26, 2013	Aug 1, 2014	Jul 26, 2013
Segment Sales
Avionics & Controls	$200,109	$179,572	$596,149	$546,272
Sensors & Systems	198,106	175,864	595,929	524,638
Advanced Materials	132,909	122,632	373,600	364,682

Net Sales	531,124	478,068	1,565,678	1,435,592
Cost of Sales	348,651	299,166	1,027,565	914,969

	182,473	178,902	538,113	520,623
Expenses
Selling, general and administrative	95,293	101,822	289,969	298,711
Research, development and engineering	25,134	24,103	78,441	72,837
Restructuring charges	3,405	—	10,279	—
Goodwill impairment	—	3,454	—	3,454

Total Expenses	123,832	129,379	378,689	375,002

Operating Earnings From Continuing
Operations	58,641	49,523	159,424	145,621
Interest Income	(146)	(132)	(403)	(381)
Interest Expense	7,870	9,050	24,939	30,976
Loss on Extinguishment of Debt	533	—	533	946

Earnings From Continuing Operations Before Income Taxes	50,384	40,605	134,355	114,080
Income Tax Expense	11,430	1,151	27,693	13,027

Earnings From Continuing Operations Including Noncontrolling Interests	38,954	39,454	106,662	101,053
Earnings Attributable to Noncontrolling Interests	(46)	(241)	(429)	(1,207)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	38,908	39,213	106,233	99,846
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	—	(975)	(343)	(975)

Net Earnings Attributable to Esterline	$38,908	$38,238	$105,890	$98,871

Earnings Per Share – Basic:
Continuing Operations	$1.22	$1.25	$3.34	$3.21
Discontinued Operations	—	(.03)	(.01)	(.03)

Earnings Per Share – Basic	$1.22	$1.22	$3.33	$3.18

Earnings Per Share – Diluted:
Continuing Operations	$1.19	$1.23	$3.28	$3.15
Discontinued Operations	—	(.03)	(.01)	(.03)

Earnings Per Share – Diluted	$1.19	$1.20	$3.27	$3.12

Weighted Average Number of Shares Outstanding – Basic	31,995	31,297	31,818	31,100
Weighted Average Number of Shares Outstanding – Diluted	32,591	31,870	32,427	31,663

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Nine Months Ended
	Aug 1, 2014	Jul 26, 2013	Aug 1, 2014	Jul 26, 2013
Segment Sales
Avionics & Controls	$200,109	$179,572	$596,149	$546,272
Sensors & Systems	198,106	175,864	595,929	524,638
Advanced Materials	132,909	122,632	373,600	364,682

Net Sales	$531,124	$478,068	$1,565,678	$1,435,592

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$29,055	$20,597 [1]	$75,386	$60,651 [1]
Sensors & Systems	18,196	21,584	61,533	63,792
Advanced Materials	27,532	28,135	70,903	74,402

Segment Earnings	74,783	70,316	207,822	198,845
Corporate expense	(16,142)	(20,793)	(48,398)	(53,224)
Interest income	146	132	403	381
Interest expense	(7,870)	(9,050)	(24,939)	(30,976)
Loss on extinguishment of debt	(533)	—	(533)	(946)

Earnings From Continuing Operations
Before Income Taxes	$50,384	$40,605	$134,355	$114,080

[1]	Includes a $3.5 million impairment charge against goodwill of Racal Acoustics, Ltd. (Racal Acoustics).

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ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Aug 1, 2014	Jul 26, 2013
Assets
Current Assets
Cash and cash equivalents	$210,456	$199,248
Cash in escrow	—	4,017
Accounts receivable, net	361,827	332,069
Inventories	493,812	445,790
Income tax refundable	7,681	9,084
Deferred income tax benefits	50,716	47,329
Prepaid expenses	24,816	21,524
Other current assets	4,286	3,774

Total Current Assets	1,153,594	1,062,835
Property, Plant and Equipment, Net	363,205	363,155
Other Non-Current Assets
Goodwill	1,132,987	1,106,867
Intangibles, net	560,893	584,485
Debt issuance costs, net	4,637	6,637
Deferred income tax benefits	68,416	93,374
Other assets	24,726	7,558

	$3,308,458	$3,224,911

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,376	$117,041
Accrued liabilities	238,968	258,447
Credit facilities	—	109
Current maturities of long-term debt	12,822	21,939
Deferred income tax liabilities	3,205	1,215
Federal and foreign income taxes	2,309	1,954

Total Current Liabilities	380,680	400,705
Long-Term Liabilities
Credit facilities	115,000	170,000
Long-term debt, net of current maturities	513,119	562,444
Deferred income taxes liabilities	178,796	198,809
Pension and post-retirement obligations	62,759	125,673
Other liabilities	47,313	32,616
Total Shareholders’ Equity	2,010,791	1,734,664

	$3,308,458	$3,224,911